Exhibit 99.5

NOTICE OF WITHDRAWAL

FOR THE OFFER TO EXCHANGE

EACH OUTSTANDING CLASS A COMMON SHARE OF

ARDAGH GROUP S.A.

FOR

2.5 SHARES OF

ARDAGH METAL PACKAGING S.A.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON           , 2021, UNLESS THE EXCHANGE OFFER IS EXTENDED OR EARLIER TERMINATED.

I, the undersigned, declare after having had the opportunity to read the offer to exchange/prospectus, dated           , 2021 and other materials published by Ardagh Group S.A. (“AGSA”) relating to its offer to acquire all of its outstanding Class A common shares (the “AGSA Shares”) in exchange for shares of Ardagh Metal Packaging S.A. (the “AMPSA Shares”) held by AGSA that:

i.	I accept the terms and conditions to withdraw from the exchange offer described in the offer to exchange/prospectus; and

ii.	I hereby withdraw my acceptance of the exchange offer and the tender of my AGSA Shares indicated on my executed letter of transmittal, a copy of which I attach to this notice of withdrawal.

I am aware, agree and confirm that:

i.	in order to be valid, this notice of withdrawal must be submitted to the exchange agent in accordance with the applicable withdrawal procedure as set forth in the offer to exchange/prospectus at the latest before 11:59 P.M., New York City time, on , 2021; and

ii.	I am duly authorized to withdraw my acceptance of the exchange offer and all authorizations, formalities or procedures required to that end have been duly and successfully obtained, accepted, completed and/or carried out.

Except where indicated to the contrary, the terms used in this notice of withdrawal shall have the same meaning as in the offer to exchange/prospectus.

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Date:	Shareholder Name:

By:
Title:

Voluntary Corporate Action — ARDG